UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 4, 2010
Date of Report (Date of earliest event reported)
EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement.

On December 4, 2010, EMCORE Corporation (“EMCORE” or the “Company”) entered into an Investment and Cooperation Agreement (the “Agreement”) with San’an Optoelectronics Company, Limited (“San’an”) and the Huainan Municipal Government (“Huainan”).  The Agreement provides for EMCORE and San’an to register and operate their previously announced joint venture, Suncore Photovoltaics Co., Ltd. (“Suncore”), in Huainan City, China, to develop and manufacture high-concentration photovoltaic (“CPV”) components and systems for terrestrial solar power applications.

As previously disclosed, on July 30, 2010, EMCORE entered into a agreement with San’an for the purpose of engaging in the development, manufacture, and distribution of CPV receivers, modules and systems for terrestrial solar power applications.  The joint venture agreement provides for Suncore to be owned 40 percent by EMCORE and 60 percent by San’an.   The Agreement provides for Suncore’s primary engineering, manufacturing and distribution operations for CPV components and systems to be established in the Economic and Technology Development Zone of Huainan City in exchange for subsidies and favorable tax and other incentives to be provided by Huainan.  The Agreement contemplates the development of a total of 1,000 megawatts of manufacturing capacity in Huainan over the next five years, with 200 megawatts to be in place by the end of 2011, an additional 300 megawatts by the end of 2013, and the remaining 500 megawatts by the end of 2015.

Under the terms of the Agreement, Huainan has committed to providing subsidies that include:   reimbursement of fees and taxes related to the acquisition of an approximately 263-acre site on which the facility is to be constructed; reimbursement of 100% of the local portion of the business, value added and income taxes incurred during the first five years of Suncore’s production activities and 50% of the amount of those taxes during the subsequent five years; reimbursement of certain administrative and utility charges within the Huainan City Economic and Technology Development Zone; cash  rebates to Suncore of RMB 1.4 (approximately US$0.21) for every watt of the first 1,000  megawatts of CPV systems manufactured in Huainan and sold in China; and a cash subsidy of RMB 500 million yuan (approximately US$75 million) that may be used solely for the purchase of capital equipment for the development of Suncore’s operations in Hauinan.  In the event the RMB 500 million cash subsidy is used for any purpose other than as authorized under the Agreement, Suncore would be subject to a penalty payable to Huainan of twice the amount of the subsidy.

Under the terms of the Agreement, EMCORE and San’an agree to commence construction of the Suncore facility in Huainan within one month after the site for the facility is made available.  The Agreement is subject to approval by the shareholders of San’an.  It is expected to be presented by San’an for approval at a shareholders meeting scheduled to take place on December 23, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: December 9, 2010	By: /s/ Hong Q. Hou, Ph.D. Name: Hong Q. Hou, Ph.D. Title: Chief Executive Officer